Exhibit 99.8

PARTICIPANT INFORMATION

In accordance with Rule 14a-12(a)(1)(i) under the Securities Exchange Act of 1934, as amended, the following persons are anticipated to be, or may be deemed to be, participants in any such proxy solicitation: Mantle Ridge LP, MR Cobalt Advisor LLC, MR Cobalt Offshore Fund AB Ltd., Paul C. Hilal, Susan M. Cameron, Frederick A. Crawford, John W. Flanigan, Cheryl W. Grisé, Steven T. Halverson, Daniel J. Heinrich, Edward J. Kelly, III, Mary A. Laschinger, Dennis H. Reilley and Bertram L. Scott. Certain of these persons hold direct or indirect interests as follows: Mantle Ridge LP, MR Cobalt Advisor LLC and Paul C. Hilal beneficially own 12,729,873 shares of Common Stock; Ms. Cameron beneficially owns 2,200 shares of Common Stock; Mr. Crawford beneficially owns 1,428 shares of Common Stock; Mr. Flanigan beneficially owns 900 shares of Common Stock; Mr. Halverson beneficially owns 13,698 shares of Common Stock; Ms. Laschinger beneficially owns 19,000 shares of Common Stock; and Mr. Reilley beneficially owns 99,115 shares of Common Stock; and Ms. Cameron, Mr. Crawford, Mr. Flanigan, Ms. Grisé, Mr. Halverson, Mr. Heinrich, Mr. Hilal, Mr. Kelly, III, Ms. Laschinger, Mr. Reilley and Mr. Scott each have an interest in being nominated and elected as a director of the Issuer.